Exhibit 99.1
Newfield Exploration Announces Receipt of Requisite Consents with Respect to Its Tender Offer and Consent Solicitation for its 7 5/8% Senior Notes due 2011
FOR IMMEDIATE RELEASE
     Houston — (February 19, 2010) — Newfield Exploration Company (NYSE: NFX) today announced that it has accepted for purchase and payment approximately $143 million of the $175 million aggregate principal amount of its 7 5/8% Senior Notes due 2011 (the “2011 Notes”), representing approximately 82% of the outstanding aggregate principal amount of the 2011 Notes, that were validly tendered (and not validly withdrawn) prior to the expiration of the tender offer at 11:59 p.m., New York City time, on February 18, 2010, pursuant to its previously announced tender offer and consent solicitation, which commenced on January 20, 2010. The amount tendered and accepted for purchase and payment constitutes a majority in aggregate principal amount of the 2011 Notes, and thus amendments to the indenture governing the 2011 Notes have been approved. The supplemental indenture effecting the proposed amendments, as described in the Offer to Purchase and Consent Solicitation Statement dated January 20, 2010 has been executed and has become effective.
     Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy of growing reserves through an active drilling program and select acquisitions. Newfield’s domestic areas of operation include the Mid-Continent, the Rocky Mountains, onshore Texas and the Gulf of Mexico. The Company has international operations in Malaysia and China.
For information, contact:
Investor Relations: Steve Campbell (281) 847-6081
Media Relations: Keith Schmidt (281) 674-2650
Email: info@newfield.com
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